Exhibit 16.1

October 15, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Appgate, Inc.

File Ref No: 000-52776

We have read the statements of Appgate, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated October 15, 2021 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of Appgate, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida